EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED AUGUST 21, 2017

For Immediate Release

Paychex Acquires HR Outsourcing, Inc. (HROI)
Acquisition of national professional employer organization advances Paychex PEO growth, expands HR solutions offerings

Rochester, N.Y.  (August 21, 2017) – Paychex, Inc., a leading provider of integrated human capital management solutions for small- to medium-sized businesses, today announced the acquisition of HR Outsourcing Holdings, Inc. (HROI), and all of its operating subsidiaries, which have been conducting business since 2001. HROI is a national professional employer organization (PEO) that provides human resource solutions to small and medium-sized businesses in more than 35 states. The acquisition expands Paychex’s leadership position in the HR outsourcing business.  Paychex currently serves more than one-million worksite employees across its suite of HR outsourcing solutions, more than any other HR services provider dedicated to serving small and mid-sized businesses.

“This acquisition represents Paychex’s continued focus on growth – both in revenue and in PEO solutions for our clients. The combination of Paychex’s experience, knowledge, and resources with the experience and fast-paced growth of HROI positions us to have an even stronger presence in the industry,” says Martin Mucci, Paychex president and CEO.  “We are excited about the HROI team joining the Paychex family.  We have a shared commitment to the PEO business, and to providing human resource solutions, and we will maximize our opportunities in the marketplace while continuing to provide exceptional service to our combined client bases.”

“We are excited about becoming part of Paychex because it presents many advantages. With the support, scale, and resources of Paychex, we can accelerate the growth of our combined HR solutions and enhance our offerings to best serve our current and future clients,” says HROI president and chief operating officer Anthony Danon. “We share a common vision and PEO view, and Paychex has great respect for the comprehensive PEO solution we’ve built, for our culture, and for our team.  We look forward to doing great things together.”

HROI is headquartered in Charlotte, North Carolina and has approximately 140 employees who will be offered the opportunity to become Paychex employees. Terms of the acquisition were not disclosed.

With more than 20 years in the PEO business, Paychex was among the first PEOs to receive the new IRS certification in June.  The IRS certified subsidiaries of Paychex Business Solutions, LLC (PBS), to provide PEO services under the Small Business Efficiency Act (SBEA). The certification means PBS subsidiaries meet the SBEA’s strict auditing and reporting standards and will assume responsibility for Federal tax payments for its eligible worksite employees.

About Paychex

Paychex, Inc. (NASDAQ: PAYX) is a leading provider of integrated human capital management solutions for payroll, HR, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small and medium-sized business owners to focus on the growth and management of their business. Backed by 45 years of industry expertise, Paychex serves approximately 605,000 payroll clients as of May 31, 2017 across more than 100 locations and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com, and stay connected on Twitter (www.twitter.com/Paychex) and LinkedIn (www.linkedin.com/company/paychex/products).

About HROI

HROI (HR Outsourcing Inc.) is a professional employer organization (PEO) that develops HR solutions tailored to clients’ business objectives and employee needs. HROI draws on its extensive portfolio of HR products and services to build custom solutions that optimize HR operations for businesses across the country.  HROI delivers such offerings via a bundled solution that includes HRIS, employee benefits, workers’ compensation, and HR consulting and compliance.  This single source comprehensive solution allows business owners the freedom to focus. For more information about HROI, visit https://live.hroi.com/.

For more information about the Paychex and HROI leadership team, visit http://media.paychex.com/paychex-hroi-executive-bios/.

###

Media Contact:

Laura Saxby Lynch
Director, Corporate Communications

Paychex, Inc.

585-383-3074

lsaxbylynch@paychex.com

@PaychexNews